Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

GOLD KIST INC. PROPOSES SECONDARY OFFERING OF ITS COMMON STOCK

ATLANTA, GA (March 21, 2005) — Gold Kist Inc. (NASDAQ: GKIS) today announced that it may file a registration statement on Form S-1 with the Securities and Exchange Commission during the second calendar quarter of 2005 related to a proposed secondary offering of shares of its common stock received by former members of the Gold Kist cooperative in the Company’s conversion to a for-profit corporation on October 13, 2004. Gold Kist currently expects that the offering size will be between 4 million and 6 million shares. Gold Kist will not receive any proceeds from the sale of these shares. The exact timing and terms of the possible offering are dependent upon market and other conditions.

A registration statement relating to these securities has not been filed with the Securities and Exchange Commission. This release does not constitute an offer to sell, nor a solicitation of an offer to buy, any shares of Gold Kist. These shares may not be sold, and offers to buy may not be accepted, before a registration statement relating to this transaction is declared effective by the Securities and Exchange Commission. This press release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production business that provides processing, purchasing and marketing services. Gold Kist’s production operations include nine complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit our Web site at www.goldkist.com.

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This news release contains “forward-looking statements” as defined in the federal securities laws regarding the Gold Kist’s beliefs, anticipations, expectations or predictions of the future. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to the satisfaction of conditions required to complete the offering, market conditions for corporate equity securities generally, for the securities of poultry and other protein and agribusiness companies and for the common stock of Gold Kist, specifically. There can be no assurances that the offering will be completed. In addition, such forward-looking statements are also subject to the risks described under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended January 1, 2005 and subsequent filings with the Securities and Exchange Commission. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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